EXHIBIT 99.1

Exponent Reports Third Quarter of Fiscal Year 2024 Financial Results

MENLO PARK, Calif., Oct. 24, 2024 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the third quarter of fiscal year 2024 ended September 27, 2024.

“For the third consecutive quarter Exponent has delivered significantly improved utilization year over year, reflecting our ongoing focus on effective resource management and alignment with market demand. As expected, third quarter revenues before reimbursements were flat year-over-year, however we delivered a 6% increase in net income and expanded our EBITDA1 margin by 100 basis points. Proactive engagements in the consumer electronics sector rebounded to a healthy level, fueled by increasing user experience studies and product development consulting. This was largely offset by persistent challenges in the chemicals sector and the high benchmark set by the previous year’s third quarter growth in reactive services of over 20%. The inherent strength of our diversified portfolio continued to provide stability in a dynamic operating environment,” stated Dr. Catherine Corrigan, President and Chief Executive Officer.

“As industries transform at breakneck speed, the nexus between innovation and safety, health and environmental impacts grows increasingly complex. These concerns are at the forefront of global priorities, reinforcing the need for our critical insights and expertise. Looking ahead, we are focused on adding talent and expanding our capabilities to meet our customers’ needs across industries and throughout the product lifecycle,” Dr. Corrigan continued.

Third Quarter Financial Results

Total revenues and revenues before reimbursements for the third quarter of 2024 increased 2% to $136.3 million and were approximately flat at $125.1 million, respectively, as compared to $133.3 million and $125.0 million in the third quarter of 2023.

Net income increased to $26.0 million, or $0.50 per diluted share, in the third quarter of 2024, as compared to $24.5 million, or $0.48 per diluted share, in the same period of 2023. The tax benefit for the classification of tax adjustments associated with share-based awards was $0.5 million in the third quarter of 2024 and was immaterial in the third quarter of 2023. Inclusive of the tax benefit, Exponent’s consolidated tax rate was 27.5% in the third quarter, as compared to 27.9% for the same period in 2023.

EBITDA1 increased to $35.8 million, or 28.6% of revenues before reimbursements, in the third quarter of 2024, as compared to $34.5 million, or 27.6% of revenues before reimbursements in the third quarter of 2023.

Year to Date Financial Results

Total revenues and revenues before reimbursements for the first three quarters of 2024 increased 2% to $421.7 million and 3% to $394.7 million, respectively, as compared to $413.9 million and $383.3 million in the same period of 2023.

Net income was $85.4 million, or $1.66 per diluted share, through the first three quarters of 2024, as compared to $79.4 million, or $1.54 per diluted share, in the same period of 2023. The tax benefit for the classification of tax adjustments associated with share-based awards realized through the first three quarters of 2024 was $2.2 million, as compared to $3.6 million during the same period one year ago. Inclusive of the tax benefit, Exponent’s consolidated tax rate was 26.4% through the first three quarters of 2024, as compared to 24.9% for the same period last year.

EBITDA1 increased to $115.8 million, or 29.3% of revenues before reimbursements, through the first three quarters of 2024, as compared to $107.1 million, or 27.9% of revenues before reimbursements, in the same period of 2023.

In a separate press release today, Exponent announced its quarterly cash dividend of $0.28 to be paid on December 20, 2024 and reiterated its intent to continue to pay quarterly dividends. Through the first three quarters of 2024, Exponent paid $44.0 million in dividends and closed the period with $219.7 million in cash and cash equivalents.

Business Overview

Exponent’s engineering and other scientific segment represented 84% of the Company’s revenues before reimbursements in the third quarter and through the first three quarters of 2024. Revenues before reimbursements in this segment increased 1% in the third quarter and 4% through the first three quarters of 2024, as compared to the prior year period. Growth during the quarter was driven by increased activity in the consumer electronics sector, along with strong demand in the utilities sector.

Exponent’s environmental and health segment represented 16% of the Company’s revenues before reimbursements in the third quarter and through the first three quarters of 2024. Revenues before reimbursements in this segment decreased 6% in the third quarter and 3% through the first three quarters of 2024, as compared to the prior year period. The decline was related to headwinds in the chemical and life sciences sectors.

Business Outlook
“Our ability to align our operating model with market demand resulted in 75% utilization and expanded profitability in the first nine months of 2024. We are encouraged by the market opportunities across the industries that we serve, and our recruiting activity is increasing as we strategically build upon our diversified portfolio of talent and capabilities,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer. “As we close out 2024, we are maintaining our revenue guidance and raising our margin guidance for the full-year.”

For the fourth quarter of 2024, which includes the impact of an additional week, as compared to the same period one year prior, Exponent anticipates:

  Revenues before reimbursements to grow in the mid-single digits; and,
  EBITDA1 to be 23.5% to 24.5% of revenues before reimbursements.

For the fiscal year 2024, which includes the impact of an additional week, as compared to the same period one year prior, Exponent anticipates:

  Revenues before reimbursements to grow in the low to mid-single digits; and,
  EBITDA1 to be 27.9% to 28.1% of revenues before reimbursements.

“Exponent excels in navigating the complexities inherent in innovation and technology. We are encouraged by the long-term demand drivers that heighten the need for our differentiated capabilities and critical insights. Our focus remains on anticipating the evolving needs of our clients throughout the product lifecycle while delivering sustained profitable growth and lasting value for our shareholders,” concluded Dr. Corrigan.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, October 24, 2024, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (844) 481-2781 or (412) 317-0672. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 1389454#.

Use of non-GAAP Financial Measures 1

EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation, and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income, and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present, and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.

Exponent has provided its outlook regarding EBITDA as a percentage of revenues before reimbursements. The Company has not reconciled this non-GAAP financial measure to the corresponding GAAP financial measure because guidance for the various reconciling items is not provided and the Company is unable to estimate with reasonable certainty the effect of these items without unreasonable effort. For example, the Company is unable to estimate with reasonable certainty the impact of equity awards on Exponent’s taxes without unreasonable effort. These items are uncertain, depend on various factors, and may have a material effect on Exponent’s results computed in accordance with GAAP. A reconciliation between the historical GAAP and non-GAAP financial measures presented in this release is provided in the financial tables at the end of this release.

About Exponent

Exponent brings together 90+ technical disciplines and 950+ consultants to help our clients navigate the increasing complexity of more than a dozen industries, connecting decades of pioneering work in failure analysis to develop solutions for a safer, healthier, more sustainable world.

Exponent’s consultants deliver the highest value by leveraging multidisciplinary expertise and resources from across Exponent’s offices in North America, Asia, and Europe. Exponent’s consultants, laboratories, databases, and computing resources work seamlessly together around the globe, enabling us to produce the breakthrough insights needed to help multinational companies, startups, law firms, insurance companies, governments, and society respond to incidents and push their products and processes forward.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. When used in this document and in the documents incorporated herein by reference, the words “intend,” “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in generally applicable and industry-specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Risk Factors” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

Source: Exponent, Inc.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended September 27, 2024 and September 29, 2023
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
	2024	2023	2024	2023

Revenues
Revenues before reimbursements	$125,085	$124,959	$394,726	$383,317
Reimbursements	11,194	8,377	27,022	30,549

Revenues	136,279	133,336	421,748	413,866

Operating expenses
Compensation and related expenses	81,954	74,011	251,747	241,028
Other operating expenses	11,975	10,997	33,691	30,863
Reimbursable expenses	11,194	8,377	27,022	30,549
General and administrative expenses	5,309	6,018	16,984	18,498

	110,432	99,403	329,444	320,938

Operating income	25,847	33,933	92,304	92,928

Other income (expense), net
Interest income, net	2,559	1,858	7,416	5,221
Miscellaneous income (expense), net	7,531	(1,774)	16,322	7,659
	10,090	84	23,738	12,880

Income before income taxes	35,937	34,017	116,042	105,808

Income taxes	9,893	9,479	30,629	26,398

Net income	$26,044	$24,538	$85,413	$79,410

Net income per share:
Basic	$0.51	$0.48	$1.67	$1.55
Diluted	$0.50	$0.48	$1.66	$1.54

Shares used in per share computations:
Basic	51,177	51,203	51,098	51,197
Diluted	51,622	51,645	51,527	51,680

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
September 27, 2024 and December 29, 2023
(unaudited)
(in thousands)

	September 27,	December 29,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$219,708	$187,150
Accounts receivable, net	168,618	167,360
Prepaid expenses and other assets	24,255	25,022
Total current assets	412,581	379,532
Property, equipment and leasehold improvements, net	72,862	75,318
Operating lease right-of-use asset	75,797	24,600
Goodwill	8,607	8,607
Other assets	174,218	158,720
	$744,065	$646,777

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$22,646	$22,125
Accrued payroll and employee benefits	96,738	111,773
Deferred revenues	13,414	21,709
Operating lease liability	4,940	6,302
Total current liabilities	137,738	161,909
Other liabilities	120,131	106,824
Operating lease liability	75,922	21,959
Total liabilities	333,791	290,692

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	342,301	321,448
Accumulated other comprehensive loss	(1,606)	(2,977)
Retained earnings	614,991	574,082
Treasury stock, at cost	(545,478)	(536,534)
Total stockholders' equity	410,274	356,085
	$744,065	$646,777

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended September 27, 2024 and September 29, 2023
(unaudited)
(in thousands)

	Quarter Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
	2024	2023	2024	2023

Net Income	$26,044	$24,538	$85,413	$79,410

Add back (subtract):

Income taxes	9,893	9,479	30,629	26,398
Interest income, net	(2,559)	(1,858)	(7,416)	(5,221)
Depreciation and amortization	2,389	2,361	7,199	6,535

EBITDA (1)	35,767	34,520	115,825	107,122

Stock-based compensation	5,465	4,891	18,382	17,177

EBITDAS (1)	$41,232	$39,411	$134,207	$124,299

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.